American Funds Fundamental Investors One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

December 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$536,252
Class B	$5,513
Class C	$16,898
Class F1	$74,047
Class F2	$17,995
Total	$650,705
Class 529-A	$15,775
Class 529-B	$420
Class 529-C	$2,269
Class 529-E	$577
Class 529-F1	$733
Class R-1	$1,316
Class R-2	$5,655
Class R-3	$30,098
Class R-4	$36,531
Class R-5	$27,595
Class R-6	$26,189
Total	$147,158

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6150
Class B	$0.3316
Class C	$0.3190
Class F1	$0.6059
Class F2	$0.6968
Class 529-A	$0.5894
Class 529-B	$0.2911
Class 529-C	$0.2984
Class 529-E	$0.4909
Class 529-F1	$0.6675
Class R-1	$0.3283
Class R-2	$0.3326
Class R-3	$0.4958
Class R-4	$0.6048
Class R-5	$0.7147
Class R-6	$0.7338

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	852,670
Class B	15,444
Class C	51,156
Class F1	121,144
Class F2	25,857
Total	1,066,271
Class 529-A	27,635
Class 529-B	1,355
Class 529-C	7,720
Class 529-E	1,192
Class 529-F1	1,138
Class R-1	4,029
Class R-2	16,713
Class R-3	60,761
Class R-4	60,096
Class R-5	39,365
Class R-6	40,154
Total	260,158

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.39
Class B	$35.30
Class C	$35.26
Class F1	$35.37
Class F2	$35.39
Class 529-A	$35.36
Class 529-B	$35.36
Class 529-C	$35.34
Class 529-E	$35.34
Class 529-F1	$35.33
Class R-1	$35.26
Class R-2	$35.26
Class R-3	$35.32
Class R-4	$35.33
Class R-5	$35.40
Class R-6	$35.39